Exhibit 17.01

I, Elliot F. Hahn, Ph.D., hereby resign from my membership on the audit committee of NationsHealth, Inc., effective immediately.

/s/ Elliot F. Hahn, Ph.D.

Name: Elliot F. Hahn, Ph.D.

September 21, 2004